IMPAX
Laboratories, Inc.



Company Contacts:                      Investor Relations Contacts:
IMPAX Laboratories, Inc.               Lippert/Heilshorn & Associates, Inc.
------------------------               ------------------------------------
Barry R. Edwards, CEO                  Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 289-2220 Ext. 1771               (212) 838-3777
Larry Hsu, Ph.D. President             Bruce Voss (bvoss@lhai.com)
(510) 476-2000 Ext. 1111               (310) 691-7100
Cornel C. Spiegler, CFO                www.lhai.com
                                       ------------
(215) 289-2220 Ext. 1706
www.impaxlabs.com
-----------------




                 IMPAX LABORATORIES, INC. PRICES $82 MILLION OF
                1.250% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES



HAYWARD, Calif. (March 30, 2004) - IMPAX Laboratories, Inc. (NASDAQ NM: IPXL) today announced the pricing of its private offering of $82 million aggregate principal amount of 1.250% convertible senior subordinated debentures due 2024, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The sale of the debentures is expected to close on or about April 5, 2004.

Interest on the debentures will be payable on April 1 and October 1 of each year, beginning on October 1, 2004.

Each debenture will be issued at a price of $1,000 and is convertible into IMPAX Laboratories, Inc. common stock at an initial conversion price of approximately $28.08 per share, subject to adjustment in certain events. Holders of the notes may convert their debentures only if: (i) the price of Impax Laboratories, Inc.'s common stock reaches a specific threshold; (ii) the trading price for the debentures falls below certain thresholds; (iii) the debentures have been called for redemption; or (iv) upon the occurrence of certain corporation transactions.

Before April 5, 2007, IMPAX Laboratories, Inc. may redeem some or all of the debentures if the price of its common stock reaches a specific threshold, at a redemption price that includes an additional payment on the redeemed debentures equal to $230.77 per $1,000 principal amount of debentures, less the amount of any interest actually paid or accrued and unpaid on the debentures. On or after April 5, 2007, we may redeem some or all of the debentures at the redemption prices described in IMPAX Laboratories, Inc.'s Offering Memorandum.

The debentures will be IMPAX Laboratories, Inc.'s unsecured obligations and will be subordinated to certain of its existing and future indebtedness. On April 1,

2009, April 1, 2014 and April 1, 2019 and under certain circumstances, holders of the debentures will have the right to require IMPAX Laboratories, Inc. to repurchase all or any part of their debentures at a repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest and liquidated damages, if any, to but excluding the repurchase date.

The Company has granted the initial purchasers of the debentures an option to purchase up to an additional $13,000,000 principal amount of the debentures. IMPAX Laboratories, Inc. plans to use the net proceeds from the offering to fund its ongoing operations and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these debentures and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures being offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
                                      # # #